SA04

AGREEMENT

This AGREEMENT (the "Agreement") is made and entered into as of September 27, 2011 between Peeerfect Fit, LLC ("Peeerfect"), a New Jersey limited liability company located at 1055 Centennial Avenue, Piscataway, New Jersey 08854, and Insynergy Products Inc. ("Insynergy"), a Nevada corporation located at 12400 Ventura Boulevard, Suite 900, Studio City, California 91604.

RECITAL

Peeerfect and Insynergy are desirous of entering into an agreement pursuant to which Peeerfect shall grant to Insynergy a license of exclusive rights to advertise, promote, market, manufacture, distribute, sell and/or exploit a footwear product tentatively entitled "SyZerz," all related booklets, cards, materials, dvds, audio tapes, parts, attachments, accessories, components, configurations and re-configurations of such product including derivative products in the field of clothing, enhancements, improvements and additional lines of products, names, trade names, brand names and marketing names of such products, all as available now and as may be available in the future (collectively, the "Product") and to use Peeerfect's technology and intellectual property in connection therewith, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Grant of Rights. Peeerfect hereby grants to Insynergy and its successors, assigns, designees, distributors, licensees, sub-licensees and affiliates during the Term (as defined below) exclusive, worldwide and irrevocable rights to advertise, promote, market, manufacture, distribute, sell and/or exploit the Product in any and all media, means and markets and all channels of trade and distribution now known or hereafter devised in all territories worldwide (hereinafter, the "Territory").

2. Intellectual Property. Peeerfect hereby grants to Insynergy and its successors, assigns, designees, distributors, licensees, sub-licensees and affiliates during the Term the exclusive, worldwide and irrevocable license during the Term to use all copyrights, patents, trade names, service marks, trademarks, domain names, know-how, inventions, formulae, confidential or secret processes, trade secrets and confidential information and all other intellectual property owned or controlled by Peeerfect relating to the Product (collectively, the "Intellectual Property"). A complete list of all applications and registrations pending and/or issued for Intellectual Property filed by or on behalf of Peeerfect is set forth in Exhibit "A" attached hereto and incorporated herein by reference and made a part hereof. Upon the execution hereof, Peeerfect shall furnish Insynergy with copies of all applications and registrations for the Intellectual Property. Peeerfect shall be the exclusive owner of all rights throughout the universe to the Intellectual Property, and Insynergy shall not acquire any ownership interest in such Intellectual Property by virtue of this Agreement. Peeerfect agrees that it shall, all at Peeerfect's

D.T A.T

sole expense, do all of the following: (i) perform all necessary comprehensive trademark searches in connection with the name to be used to market and/or brand the Product; (ii) file all necessary trademark and logo applications and registrations in all necessary trademark classes in the United States and worldwide in connection with the name to be used to market and/or brand the Product; (iii) answer all applicable office actions in order to secure all of such trademarks; and (iv) maintain and keep current all of such trademarks.

3. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of one year from the conclusion of the "Test Period" but in no event shall such one year period end later than November 15, 2012 (the "Initial Term"). For purposes of this Agreement, the term "Test Period" means the period of time in which Insynergy may conduct media tests of a long-form infomercial or a short-form commercial on television and/or the Internet for the purpose of measuring mass consumer demand of the Product. Insynergy shall be permitted to terminate this Agreement upon written notice to Peeerfect in the event Insynergy determines for any reason not to market the Product.

4. Renewals of Term; Performance Minimums; Termination of Exclusivity. The Initial Term shall automatically renew for additional, successive one year periods (the Initial Term, including any extensions or renewals thereof, is referred to herein as the "Term") so long as Insynergy sells the minimum number of Product (in terms of units) in the amounts ("Performance Minimums") and during the periods as set forth below. So long as the Performance Minimums below have been satisfied, Insynergy shall retain exclusivity rights hereunder during the Term.

Worldwide:

Time Period	Minimum Number of Units
Initial Term	500,000
YEAR 2 of Term	1,400,000
YEAR 3 of Term	3,150,000
YEAR 4 of Term	4,200,000
YEAR 5 of Term	4,200,000

If any of the Performance Minimums is not met during the Term, then Peeerfect may, at its election, terminate Insynergy's exclusivity upon thirty (30) days written notice to Insynergy, provided however, that Insynergy shall have a thirty (30) day cure period from the date written notice is received from Peeerfect to cure any shortfall by paying Peeerfect the difference between the amount actually received by Peeerfect and the amount Peeerfect would have received had the Performance Minimums been met ("Cure Period"). In the event Insynergy does not cure such shortfall during the Cure Period, then Peeerfect may terminate Insynergy's exclusivity without the need for further action by either party except for Peeerfect's written notice of exclusivity termination. Following the termination of such exclusivity, Insynergy may continue, on a non-exclusive basis, to exercise the rights granted hereunder for a sell-off period of nine (9) months; provided that if Peeerfect desires to enter into a written, exclusive distribution agreement for the Product during such nine (9) month sell-off period, Peeerfect agrees, prior to entering into said agreement, to purchase from Insynergy at Insynergy's landed cost all remaining inventory of

Product then held by Insynergy. Notwithstanding anything contained to the contrary herein, sales of the Product hereunder shall be cumulative, so that if Insynergy and its distributors, licensees and affiliates have sold Product units during any year of the Term that exceeded the Performance Minimums to be sold for such year, such excess amount shall be carried forward and applied to satisfy the Performance Minimums to be sold in subsequent years of the Term. A failure by Insynergy to satisfy the applicable Performance Minimums hereunder, however, shall not constitute a breach of this Agreement. In the event Insynergy does not satisfy the applicable Performance Minimums in the Initial Term, Insynergy shall assign to Peeerfect all of its right, title and interest in and to the first set of tooling/molds of the Product owned by Insynergy in connection with the manufacture of the Product.

5. Initial Inventory Order; Manufacturing. During the Initial Term, Insynergy shall place a purchase order to purchase an initial order of 50,000 Product units on or about November 15, 2011 ("Initial Inventory Order"). In addition, Insynergy shall pay for all applicable tooling/molds necessary to manufacture such Initial Inventory Order. Insynergy shall be responsible, at Insynergy's sole expense, to oversee and maintain manufacturing and quality controls, with input from Peeerfect. To the extent Insynergy requests representatives of Peeerfect to travel to China relating to the manufacturing of the Product, Insynergy shall reimburse such representatives for all reasonable travel and other expenses relating thereto which are approved in advance by Insynergy.

6. Royalties to Peeerfect; Other Compensation. In consideration of the grant of rights by Peeerfect provided for herein, Insynergy agrees to pay Peeerfect compensation, if any, as follows:

(a) Insynergy agrees to pay Peeerfect a royalty of five percent (5%) of Direct Response Gross Sales Revenues and seven and one-half percent (7.5%) of Retail/Wholesale Gross Sales Revenues. "Direct Response Gross Sales Revenues" shall mean all gross revenues actually received by Insynergy during the Term in connection with the rights granted herein from direct response sales of the Product by Insynergy to U.S. consumers via television, radio, internet, print, catalogues and other forms of direct response marketing in which a consumer purchases the Product from Insynergy in direct response to an advertisement placed by or on behalf of Insynergy, reduced by returns, refunds, bad debts, chargebacks and check and credit card processing fees, and excluding costs and revenues associated with shipping and processing expenses and sales, excise, use or any other taxes (so long as such shipping and processing expenses and taxes are not included in Direct Response Gross Sales Revenues). "Retail/Wholesale Gross Sales Revenues" shall mean all gross revenues actually received by Insynergy during the Term in connection with the rights granted herein from worldwide sales of the Product by Insynergy to wholesalers and/or retailers for resale from which Insynergy receives no money directly from end-user consumers, reduced by returns, refunds, bad debts, chargebacks, check and credit card processing fees and sales allowances, sales commissions, slotting fees and markdowns, and excluding costs and revenues associated with shipping and processing expenses and sales, excise, use or any other taxes (so long as such shipping and processing expenses and taxes are not included in Retail/Wholesale Gross Sales Revenues). Notwithstanding anything contained herein to the contrary, in no event shall the royalty hereunder be lower than One United States Dollar (US$1.00) per each and every Product unit.

(b) In the event that Insynergy files an S-1 stock registration during the Term and such registration is approved by all applicable agencies and/or authorities during the Term, Insynergy agrees to issue in accordance with all applicable laws and regulations twenty-five thousand (25,000) restricted shares of common stock of Insynergy to each of Ofer Tvoua, Amir Tvoua, Mark Soffa and Mark Spallucci.

(c) In the event that all of Insynergy's assets are sold during the Term, an evaluation by Insynergy will be made regarding the contribution to Insynergy's overall value made by Peeerfect, if any, and a portion of the net proceeds from such sale shall be paid to Peeerfect in an amount determined by Insynergy in its sole discretion.

7. Payment; Accounting. Royalties hereunder shall be paid on a calendar quarterly basis accompanied by a royalty statement, and shall be due thirty (30) days after the quarter in which royalties have been earned. Each statement shall become binding on Peeerfect and Peeerfect shall neither have nor make any claim against Insynergy with respect to such statement unless Peeerfect shall advise Insynergy, in writing, of the specific basis of such claim within twenty-four (24) months after the date on which Insynergy sends such statement to Peeerfect. Peeerfect, upon at least thirty (30) days' prior written notice to Insynergy for administrative convenience, shall have the right to cause Peeerfect's representative to inspect, at Insynergy's offices during normal business hours, the financial books and records of Insynergy, at Peeerfect's expense, insofar as such books and records relate directly to such royalty calculation hereunder and the sales related to such royalty. Peeerfect shall be permitted to inspect such books and records no more frequently than one (1) time during any twelve (12) month period, and only one (1) time with respect to any statement rendered by Insynergy hereunder. Insynergy shall establish a ten percent (10%) reserve fund for returns, refunds, bad debts and chargebacks from the sales of the Product. Such reserves shall be self-liquidating on a calendar quarterly basis until Insynergy, upon written notice to Peeerfect, adjusts its reserves to reflect such actual expenses.

8. Obligations of Parties. The obligations of the parties shall be as follows:

(a) Insynergy. Insynergy shall be solely responsible for the following, all at Insynergy's sole discretion, and all fees, costs and expenses relating to all of the following: bearing all manufacturing and associated costs and expenses related to the Products; creation of graphics and packaging for the Product; coordination of advertising and promotion for the Product; creation and production of infomercials, commercials, dvds, radio spots and other productions for the Product; coordination of the manufacturing and shipping of the Product; creation and implementation of distribution channels for the Product; coordination of telemarketing services; coordination of fulfillment operations; purchase, coordination and analysis of media buying; coordination of all campaign management operations and logistics; creation and implementation of an internet website; and coordination of retail, wholesale and international marketing efforts for the Product. The rights granted herein shall include the right of Insynergy and its successors, assigns, designees, distributors, licensees, sub-licensees and affiliates to market with or in addition to the Product new or bundled products, continuity products, premiums or additional so-called upsell products of any kind, whether or not related to

the Product, to be offered or marketed by Insynergy in any manner in conjunction with or in association with the Product.

(b) Peeerfect. Peeerfect agrees to render the following services in connection with the Product: (a) provide reasonable consulting services relating to the Product; (b) provide any applicable electronic files such as key-art and cover-artwork files regarding the Product; (c) provide any and all existing tooling and molds for the Product, in each case for manufacturing purposes in the exercise of the rights and license granted by Peeerfect hereunder; (d) provide information concerning previous suppliers and sources of the Product; (e) provide comprehensive written substantiation of any and all Product claims that may be made and any and all tests on the Product performed prior to the date hereof; and (f) provide information relating to the Product generally.

9. Representations and Warranties. (a) Peeerfect hereby represents and warrants that: (i) Peeerfect has the right, power and authority to enter into this Agreement, to grant the rights set forth herein and to perform Peeerfect's obligations hereunder; (ii) Peeerfect has not previously entered into any agreement which would conflict with the rights granted or the obligations to be performed by Peeerfect hereunder, nor will Peeerfect do so during the Term; (iii) no consent or approval is required by any third party for Peeerfect to enter into this Agreement or to grant the rights set forth herein; (iv) Peeerfect solely owns all right, title and interest in and to the Product, the Intellectual Property and the inventions embodied therein; (v) there are no liens, charges or encumbrances of any type, kind or nature with respect to the Product or the Intellectual Property, nor will there be any during the Term; (vi) no actions, suits or claims or threatened actions, suits or claims are currently pending against Peeerfect or any of Peeerfect's affiliates relating to the Product or the Intellectual Property; (vii) no actions, suits or claims have ever been brought against Peeerfect or any of Peeerfect's affiliates relating to the Product or the Intellectual Property; (viii) Peeerfect owns or controls all rights in and to all of the Intellectual Property relating to the Product; (ix) Peeerfect has not heretofore assigned, transferred or otherwise disposed of any right, title, interest or license which Peeerfect owns or controls in the Product or the Intellectual Property, nor will Peeerfect do so during the Term; (x) Peeerfect is not in default under any agreement relating to the Product or the Intellectual Property; (xi) Peeerfect has the exclusive rights to advertise, promote, market, manufacture, distribute, sell and exploit the Product and any products covered by the Intellectual Property, and to use the Intellectual Property relating to the distribution of such products; (xii) to the best of Peeerfect's knowledge, neither the Intellectual Property nor the making, using, offering to sell and/or selling the Product will infringe upon the intellectual property rights of any person or entity; and (xiii) this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms. Following the execution hereof, Peeerfect agrees to notify Insynergy promptly with any information or development that is inconsistent with any of the above representations or warranties.

(b) Insynergy hereby represents and warrants that: (i) Insynergy has the right, power and authority to enter into this Agreement, to grant the rights set forth herein and to perform Insynergy's obligations hereunder; (ii) Insynergy has not previously entered into any agreement which would conflict with the rights granted or the obligations to be performed by Insynergy hereunder; (iii) no actions, suits or claims or threatened actions, suits or claims are currently

pending against Insynergy or any of Insynergy's affiliates; and (iv) this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms.

10. Covenants. Peeerfect covenants and agrees as follows: (i) during the Term, and subject to the exclusivity conditions set forth in Paragraph 4 above, Peeerfect shall not create, develop, manufacture, sell, duplicate or reproduce the Product or any products similar to the Product for any other third party; (ii) during the Term, and subject to the exclusivity conditions set forth in Paragraph 4 above, Peeerfect shall not grant to any third party any private label rights, including marketing or distribution rights, relating to any products similar to the Product, without the prior written consent of Insynergy; (iii) during the Term, and subject to the exclusivity conditions set forth in Paragraph 4 above, Peeerfect shall not render services, directly or indirectly, to promote, endorse or advertise products which are identical, substantially similar or similar to the Product or which would be in competition with the Product; and (iv) during the Term, and subject to the exclusivity conditions set forth in Paragraph 4 above, Peeerfect shall not produce for itself, directly or indirectly, or for any other third party, any infomercial or commercial marketing or selling products which are identical, substantially similar or similar to the Product or which would be in competition with the Product. For purposes of this Agreement, the terms "directly or indirectly" mean on Peeerfect's own behalf or on behalf of a person or entity with respect to which Peeerfect has a business, financial or personal interest or affiliation.

11. Ownership Rights. Insynergy shall be the sole and exclusive owner throughout the universe in perpetuity of all right, title and interest in and to all infomercials, commercials, dvds, videos and similar ancillary productions concerning the Product, developed and/or caused to be produced by Insynergy and the materials upon which they are based, including, without limitation, the right at any time to make any revision of all or any part of such infomercials and productions, the copyrights in and to such infomercials and productions and any renewals and extensions of such copyrights; all distribution, exhibition and exploitation rights in any and all media, whether now known or hereafter devised; any and all allied, ancillary and subsidiary rights in and to such infomercials and productions; and all other tangible and intangible rights, properties and proceeds of every kind and nature in and to such infomercials and productions and in each and all of the foregoing, in every stage of development, production and completion, whether in existence or known now or in the future. Peeerfect hereby agrees that Peeerfect shall never file for copyright protection or make a claim of ownership or of any other rights to the infomercials and/or productions, any and all footage, and all versions thereof, and any and all materials made by Insynergy with respect to the infomercials and/or productions, whether now existing, or edited or revised or new versions thereof. The name, address, telephone number, e-mail address, credit card information and all other data collected by Insynergy regarding purchasers of the Product shall be owned exclusively by Insynergy. Any packaging, labeling, catalogs and other related materials for the Product created by Insynergy shall be owned exclusively by Insynergy. Insynergy shall be the sole and exclusive owner throughout the universe in perpetuity of all right, title and interest in and to any and all copyrights, trademarks, trade names, service marks, know-how, patents, inventions, formulae, confidential or secret processes, trade secrets and confidential information created or developed by Insynergy hereunder (explicitly except for the Intellectual Property). Insynergy shall be the sole and exclusive owner throughout the universe in perpetuity of all right, title and interest in and to all tooling/molds of the Product paid for by Insynergy, except as otherwise provided in Paragraph 4

hereof, and all continuity products, premiums and/or additional so-called upsell products developed by or for Insynergy. Notwithstanding anything to the contrary contained herein, other than the license granted to Insynergy pursuant to this Agreement, no right with respect to the Intellectual Property is hereby granted to Insynergy, and all rights related to such Intellectual Property shall be vested solely and exclusively with Peeerfect.

12. Rights of Refusal. During the Term, Peeerfect hereby grants to Insynergy the following rights: (a) the first right of refusal on all products and designs that Peeerfect creates, develops and/or invents; and (b) the first right of refusal to act as the broker for a fee to be agreed-upon by the parties in connection with any possible merger, acquisition, sale or similar reorganization involving Peeerfect and/or Peeerfect's rights to the Product and/or the Intellectual Property. In each case, Peeerfect agrees to submit a proposal to Insynergy for its review. If Insynergy fails to respond to such a submission by Peeerfect within 15 business days of receipt or advises Peeerfect that it does not desire to acquire such rights, Peeerfect shall be free to grant such rights to a third party on terms the same or less favorable to such third party than those last offered to Insynergy. If Insynergy advises Peeerfect that it desires to acquire such rights, the parties agree to negotiate in good faith for a period of 30 days from the date of Insynergy's response, and the terms and conditions regarding such rights would be covered by a separate agreement between the parties. If the parties fail to reach agreement during such 30-day period, Peeerfect shall thereafter be free to grant such rights to a third party on terms the same or less favorable to such other party than those last offered to Insynergy.

13. Confidentiality. (a) Peeerfect agrees to hold all proprietary information and materials received from Insynergy or its affiliates or learned during the Term, whether orally or in written form or otherwise, relating to Insynergy's or its affiliates' products or the business being conducted by Insynergy or its affiliates ("Insynergy's Proprietary Information") in strictest confidence and not to use in any manner or to disclose Insynergy's Proprietary Information to any third party except as required by law, pursuant to court order or legal process. Insynergy agrees to hold all proprietary information and materials received from Peeerfect or its affiliates or learned during the Term, whether orally or in written form or otherwise, relating to Peeerfect's or its affiliates' business being conducted by Peeerfect or its affiliates ("Peeerfect's Proprietary Information") in strictest confidence and not to use in any manner or to disclose Peeerfect's Proprietary Information to any third party except as required by law, pursuant to court order or legal process.

(b) Peeerfect agrees to keep the terms and conditions contained in this Agreement confidential, and agrees not to disclose said terms and conditions to any third parties other than Peeerfect's professional representatives unless otherwise required by law. Unless approved by Insynergy in advance, Peeerfect shall not make any public announcement, issue any press release or other publicity or confirm any statements by third parties concerning the transactions contemplated hereby, except as otherwise required by law.

14. Indemnifications; Breach. Peeerfect agrees to indemnify, defend and hold harmless Insynergy and its officers, directors, shareholders, employees, affiliates, representatives, agents, attorneys, distributors, licensees, sub-licensees, successors and assigns from and against any and all direct losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts,

liabilities, agreements and expenses whatsoever, (including, without limitation, attorneys' fees and court costs) arising out of or in connection with (i) any breach by Peeerfect of any covenant, representation, warranty or agreement made by it contained herein; (ii) any action claiming ownership or other rights to the Intellectual Property; or (iii) claims of patent or trademark infringement or other intellectual property infringement relating to the Product or the Intellectual Property. Insynergy agrees to indemnify, defend and hold harmless Peeerfect and its officers, directors, shareholders, employees, affiliates, representatives, agents, attorneys, licensees, successors and assigns from and against any and all direct losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and expenses whatsoever (including, without limitation, attorneys' fees and court costs) arising out of or in connection with (i) any breach by Insynergy of any covenant, representation, warranty or agreement made by it contained herein or (ii) claims of patent or trademark infringement or other intellectual property infringement relating to the intellectual property of Insynergy. Neither party shall be deemed in breach of this Agreement unless and until the non-breaching party has given the breaching party written notice of any alleged breach and the breaching party has failed to cure such alleged breach within thirty (30) days after receipt of such written notice. Peeerfect's sole and exclusive rights and remedies in the event of a breach of this Agreement by Insynergy or otherwise, shall be an action to recover money damages, if any, and Peeerfect irrevocably waives any right to rescission or equitable or injunctive relief, including, without limitation, enjoining or restraining the use or exploitation of the Intellectual Property or the advertising, promotion, marketing, manufacturing, distribution, sale and/or exploitation of the Product.

15. Infringement. Peeerfect shall promptly notify Insynergy of any information obtained regarding infringements or imitations by third parties of the Product or the Intellectual Property. Peeerfect hereby transfers and grants to Insynergy during the Term the sole and exclusive right to: (i) to bring suit in Insynergy's own name, in its sole discretion, or if required by law, in Peeerfect's name or jointly with Peeerfect, at Insynergy's expense; (ii) in any such suit to enjoin infringements and to collect damages, profits and awards of whatever nature recoverable for such infringements; and (iii) to settle any claim or suit for infringements of the Product or the Intellectual Property by granting the infringing party a royalty. In such case, Insynergy may in its sole discretion, undertake such enforcement efforts and shall have the right to select legal counsel and to control the enforcement efforts, including, without limitation, the settlement thereof. If Insynergy undertakes the defense or prosecution of any litigation relating to the Product or the Intellectual Property, Peeerfect agrees to fully cooperate with Insynergy in any such proceeding, to join with Insynergy as a party to any action brought by Insynergy if required or requested by Insynergy, and to execute any and all documents and do all acts which may be necessary or of aid, at the determination of Insynergy 's legal counsel, to carry out such litigation. Insynergy shall fully inform Peeerfect of the status of any such enforcement efforts. Peeerfect shall have the right but not the obligation to contribute up to fifty percent (50%) of the applicable attorneys' fees, costs and expenses regarding any such enforcement efforts. The "net proceeds," if any, of any settlement, judgment or award resulting from such enforcement efforts shall be shared by Insynergy and Peeerfect in proportion to the contribution made by each party to the applicable attorneys' fees, costs and expenses. For example, if Insynergy contributed sixty percent (60%) of the applicable attorneys' fees, costs and expenses, then Insynergy would receive sixty percent (60%) of the resulting "net proceeds." For purposes of this Agreement, "net proceeds" shall mean the total of all amounts received from any such settlement, judgment

or award less the total attorneys' fees, costs and expenses incurred by Insynergy relating thereto (before Peeerfect's contribution to such fees, costs and expenses). To exercise the rights granted Insynergy above, Insynergy is hereby authorized to execute any and all documents and instruments in Peeerfect's name, place and stead and as Peeerfect's attorney-in-fact, which power is coupled with an interest and is irrevocable. Peeerfect shall execute any such Power of Attorney or other documents reasonably needed by Insynergy to take any of the foregoing actions and to act in the name, place and stead of Peeerfect.

In the event Insynergy elects not to sue for any such infringements, the right to sue herein granted to Insynergy shall forthwith become non-exclusive, and Peeerfect shall thereafter have the right to sue for the infringement at Peeerfect's sole cost and expense, and to collect for its own use all damages, profits and awards of whatever nature recoverable for such infringement.

16. Entire Agreement; Amendments. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements between the parties hereto. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement cannot be modified, altered or otherwise amended except by an agreement in writing signed by all of the parties hereto.

17. Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by facsimile transmission; provided that if sent by facsimile transmission, a copy is also sent by certified mail, return receipt requested, postage prepaid, (ii) on the next day if delivered by overnight mail or courier, or (iii) the date of deposit in the mails if being sent by certified mail, return receipt requested, postage prepaid, to the parties at their addresses as set forth at the beginning of this Agreement. Any of the parties to this Agreement may from time to time change such party's address for receiving notice by giving written notice thereof in the manner set forth herein.

18. Assignments. Insynergy shall have the right to assign, license or sublicense any of its rights or obligations in full or in part to any third party. Peeerfect shall not have the right to assign any of Peeerfect's rights or obligations to any third party without the prior written consent of Insynergy. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective officers, directors, shareholders, managers, members, employees, agents, affiliates, successors and permitted assigns.

19. Severability; No Adverse Construction. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. The rule that an agreement is to be construed against the party drafting the agreement is hereby waived by the parties hereto, and shall have no applicability in construing this Agreement or the terms of this Agreement.

20. Independent Contractor. Neither party nor any of its officers, employees, managers, agents or representatives is a partner, employee or agent of the other party for any purpose whatsoever. Rather, each party is and shall at all times remain a separate legal entity from the other and each shall be an independent contractor responsible only for such party's own actions. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, partnership or joint venture relationship between Peeerfect and Insynergy. Each party shall have sole control of the manner and means of performing its obligations under this Agreement. Neither party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, except as provided herein. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement except as specifically set forth herein. Except as otherwise specifically provided in this Agreement, each party will be responsible for all expenses and disbursements such party incurs in connection with its performance under this Agreement, including any taxes it may incur.

21. **Legal Counsel. Each of the parties acknowledges that such party had the right and opportunity to seek independent legal counsel of such party's own choosing in connection with the execution of this Agreement, and each of the parties represents that such party has either done so or that such party has voluntarily declined to do so, free from coercion, duress or fraud.**

22. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY, THE OTHER PARTY'S AFFILIATES, OR ANY THIRD PARTY, FOR ANY CAUSE OF ACTION RELATING TO THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR SPECULATIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR USE, BUSINESS INTERRUPTION, OR LOSS OF GOODWILL, IRRESPECTIVE OF WHETHER SUCH PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

23. Counterparts; Facsimile; Survival. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic scanned copy, and signatures on a facsimile or scanned copy hereof shall be deemed authorized original signatures. The provisions of Paragraphs 1, 2, 4, 9 and 11 through 24 shall survive any expiration or termination of this Agreement.

24. Governing Law; Jurisdiction. The provisions of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without reference to choice or conflicts of law principles. Any and all suits or actions, whether federal or state, for any breach of this Agreement, or otherwise arising out of this Agreement, shall be filed and prosecuted in any court of competent jurisdiction in Los Angeles, California. The parties hereto hereby consent and submit to the jurisdiction of the courts in Los Angeles, California and hereby agree that service of process on any party may be effected by certified mail, return receipt requested, postage prepaid. Each of the parties waives any objection which it may have based on

improper venue or forum non conveniens to the conduct of any such suit or action in any such court. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of such party's obligations under this Agreement or for injunctive relief or otherwise, the prevailing party shall recover all of such party's reasonable attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first set forth above.

INSYNERGY PRODUCTS INC.

By: ______________________
Sandy Lang, CEO

Peeerfect FIT, LLC

By: ______________________
Ofer Tvoua
Title: ______________________

By: ______________________
Amir Tvoua
Title: ______________________

By: ______________________
Mark Sofia

By: ______________________
Mark Spallucci